Exhibit 99.1

VINCE HOLDING CORP. REPORTS THIRD QUARTER 2023 RESULTS

Q3 Fiscal 2023 Total Company Net Sales of $84.1 Million

Q3 Fiscal 2023 Total Company Income from Operations of $2.8 Million

NEW YORK, New York – December 6, 2023 – Vince Holding Corp. (NYSE: VNCE) ("VNCE" or the "Company"), a global contemporary retailer, today reported its financial results for the third quarter 2023 ended October 28, 2023.

Jack Schwefel, Chief Executive Officer of VNCE said, "We are pleased with our third quarter performance and the sequential improvement we delivered compared to the prior quarter despite incurring the first full period of royalty expenses. We are in the early stages of implementing our transformation program which we expect to yield significant cost savings over the next three years to help to offset the changes to our cost structure given the royalty fees with our partnership with Authentic Brands Group. As we look ahead, we remain encouraged by the trends that we are seeing in the business as we continue to focus on driving improved profitability and positioning the company for long-term success."

Year-to-Date Business and Financial Highlights for Vince Holding Corp.:

•
Announced Transformation Program targeting $30 million of cost savings over the next three years to help offset changes to the Company’s cost structure given the royalty fees now incurred with the Authentic Brands Group (“Authentic”) partnership.
•
Strengthened balance sheet through successful closing of previously announced transaction with Authentic ("Authentic Transaction") on May 25, 2023 and refinancing of the Company’s ABL Credit Facility on June 26, 2023.
•
Delivered income from operations of $33.3 million for the nine-months ended October 28, 2023 compared to loss from operations of $19.9 million in the prior year. The fiscal 2023 period includes a $32.0 million benefit from the Vince IP Sale Gain, $6.3 million in royalty expenses, and $5.2 million in Transaction Expenses (each as defined below) that were not incurred in the prior year period.

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis. Adjusted results presented in this press release are non-GAAP financial measures. See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

For the third quarter ended October 28, 2023:

•
Total Company net sales decreased 14.7% to $84.1 million compared to $98.6 million in the third quarter of fiscal 2022. The year-over-year decline was driven by a 100.0% decrease in Rebecca Taylor and Parker segment sales, combined, due to the previously announced wind down of the Rebecca Taylor business, and to a lesser extent a 6.2% decrease in Vince brand sales.
•
Gross profit was $37.2 million, or 44.2% of net sales, compared to gross profit of $29.8 million, or 30.2% of net sales, in the third quarter of fiscal 2022. The increase in gross margin rate was driven by approximately 790 basis points related to the wind down of the Rebecca Taylor business, which historically operated at a lower overall gross margin, favorable year-over-year adjustments to inventory reserves, lower freight costs, and lower promotional activity. These factors were partially offset by approximately 480 basis points of royalty expenses associated with the Licensing Agreement (as defined below).

•
Selling, general, and administrative expenses were $34.4 million, or 40.9% of sales, compared to $39.2 million, or 39.8% of sales, in the third quarter of fiscal 2022. The decrease in SG&A dollars was primarily driven by the wind down of the Rebecca Taylor business resulting in a $8.7 million net expense favorability in the third quarter of fiscal 2023 as well as lower expenses related to product development. These lower costs were partially offset by an increase in rent and occupancy costs primarily attributable to lease modifications effective in the third quarter of fiscal 2022, as well as increased compensation and benefits, mainly due to lower bonus compensation in the third quarter of fiscal 2022, and increased consulting and other third-party costs, as well as $0.2 million in transaction related expenses (the "Transaction Expenses") relating to the Authentic Transaction (as defined below).
•
Income from operations was $2.8 million compared to a loss from operations of $9.4 million in the same period last year. Adjusted income from operations* in the third quarter of fiscal 2023, which excludes the Transaction Expenses was $3.1 million.
•
Income tax provision was $0.5 million primarily driven by discrete tax expense associated with the Authentic Transaction. The tax expense in the third quarter of fiscal 2023 compares to an income tax benefit of $6.6 million in the same period last year.
•
Net income was $1.0 million or $0.08 per diluted share compared to a net loss of $5.2 million or $(0.43) per share in the same period last year. Excluding the Transaction Expenses, adjusted net income* for the third quarter of fiscal 2023 was $1.8 million or $0.15 per share.
•
The Company ended the quarter with 66 company-operated Vince stores, a net decrease of 1 store since the third quarter of fiscal 2022.

Vince Third Quarter Highlights

•
Net sales decreased 6.2% to $84.1 million as compared to the third quarter of fiscal 2022.
•
Wholesale segment sales decreased 9.4% to $49.8 million compared to the third quarter of fiscal 2022.
•
Direct-to-consumer segment sales decreased 1.2% to $34.2 million compared to the third quarter of fiscal 2022.
•
Income from operations excluding unallocated corporate expenses was $15.1 million compared to income from operations of $15.0 million in the same period last year.

Rebecca Taylor and Parker Segment Third Quarter Highlights

•
On September 12, 2022, the Company announced the strategic decision to wind down its Rebecca Taylor business to focus its resources on the Vince brand. The wind down of the Rebecca Taylor business is now substantially completed.
•
Net sales decreased 100.0% to $0.0 million as compared to the third quarter of fiscal 2022.
•
Loss from operations was approximately $0.0 million compared to a loss from operations of $13.2 million in the same period last year.

Net Sales and Operating Results by Segment:

	Three Months Ended
	October 28,	October 29,
(in thousands)	2023	2022
Net Sales:
Vince Wholesale	$49,840	$55,023
Vince Direct-to-consumer	34,236	34,651
Rebecca Taylor and Parker	—	8,890
Total net sales	$84,076	$98,564

Income (loss) from operations:
Vince Wholesale	$15,167	$14,352
Vince Direct-to-consumer	(48)	696
Rebecca Taylor and Parker	(6)	(13,155)
Subtotal	15,113	1,893
Unallocated corporate (1)	(12,284)	(11,288)
Total income (loss) from operations	$2,829	$(9,395)

(1) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company's Vince Wholesale and Vince Direct-to-consumer reportable segments. In addition, unallocated corporate expenses includes $0.2 million in Transaction Expenses.

Balance Sheet

At the end of the third quarter of fiscal 2023, total borrowings under the Company's debt agreements totaled $58.2 million and the Company had $39.0 million of excess availability under its revolving credit facility.

Net inventory at the end of the third quarter of fiscal 2023 was $69.6 million compared to $116.4 million at the end of the third quarter of fiscal 2022. The year-over-year decrease in inventory was driven by the wind down of the Rebecca Taylor business as well as a decline in Vince as the Company sold through higher levels of inventory from the prior year and rebalanced its inventory purchases for the current season.

During the quarter ended October 28, 2023, the Company did not issue shares of common stock under the ATM program. The Company continues to have shares available under the program to exercise with proceeds to be used as sources, along with cash from operations, to fund future growth.

Strategic Partnership with Authentic Brands Group

On May 25, 2023, the Company announced that it completed the previously announced transaction ("Authentic Transaction") with Authentic Brands Group ("Authentic").

In connection with the Authentic Transaction, VNCE entered into an exclusive, long-term license agreement (the "License Agreement") with Authentic for usage of the contributed intellectual property for VNCE's existing business in a manner consistent with the Company's current wholesale, retail and e-commerce operations. The License Agreement contains an initial ten-year term and eight ten-year renewal options allowing VNCE to renew the agreement.

*Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to the financial results relating to three and nine months ended October 28, 2023, adjusted income (loss) from operations, adjusted income (loss) before income taxes and equity in net income of equity method investment, adjusted (benefit) provision for income taxes, adjusted income (loss) before equity in net income of equity method investment, adjusted net income (loss), and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of the Vince IP Sale Gain, Transaction Expenses, the Parker IP Sale Gain and the associated income tax impacts. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items. While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

Conference Call

A conference call to discuss the third quarter results will be held today, December 6, 2023, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Jack Schwefel, and Interim Chief Financial Officer, Michael Hand. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 470-1428, conference ID 193580. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 49 full-price retail stores, 17 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our planned transformation program and our current expectations about possible or assumed future results of operations of the Company and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to execute and realize the enhanced profitability expectations of our planned transformation program; our ability to maintain the license agreement with ABG Vince, a subsidiary of Authentic Brands Group; ABG Vince's expansion of the Vince brand into other categories and territories; ABG Vince's approval rights and other actions; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; our ability to realize the benefits of our strategic initiatives; general economic conditions; further impairment of our goodwill; the execution and management of our direct-to-consumer business growth plans; our ability to make lease payments when due; our ability to maintain our larger wholesale partners; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to optimize our systems, processes and functions; our ability to comply with privacy-related obligations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; the extent of our foreign sourcing; our reliance on independent manufacturers; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under "Item 1A—Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries				Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2023	2022	2023	2022
Net sales	$84,076	$98,564	$217,579	$266,134
Cost of products sold	46,891	68,761	118,454	164,324
Gross profit	37,185	29,803	99,125	101,810
as a % of net sales	44.2%	30.2%	45.6%	38.3%
Impairment of intangible assets	—	—	—	1,700
Impairment of long-lived assets	—	—	—	866
Gain on sale of intangible assets	—	—	(32,808)	—
Selling, general and administrative expenses	34,356	39,198	98,630	119,128
as a % of net sales	40.9%	39.8%	45.3%	44.8%
Income (loss) from operations	2,829	(9,395)	33,303	(19,884)
as a % of net sales	3.4%	(9.5)%	15.3%	(7.5)%
Interest expense, net	1,993	2,456	9,420	6,222
Income (loss) before income taxes and equity in net income of equity method investment	836	(11,851)	23,883	(26,106)
Provision (benefit) for income taxes	509	(6,615)	(5,368)	1,288
Income (loss) before equity in net income of equity method investment	327	(5,236)	29,251	(27,394)
Equity in net income of equity method investment	656	—	863	—
Net income (loss)	$983	$(5,236)	$30,114	$(27,394)
Earnings (loss) per share:
Basic earnings (loss) per share	$0.08	$(0.43)	$2.42	$(2.25)
Diluted earnings (loss) per share	$0.08	$(0.43)	$2.41	$(2.25)
Weighted average shares outstanding:
Basic	12,492,278	12,307,952	12,420,991	12,186,490
Diluted	12,497,328	12,307,952	12,472,878	12,186,490

Vince Holding Corp. and Subsidiaries			Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	October 28,	January 28,	October 29,
	2023	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,217	$1,079	$1,157
Trade receivables, net	28,334	20,733	30,083
Inventories, net	69,560	90,008	116,441
Prepaid expenses and other current assets	5,082	3,515	3,994
Total current assets	104,193	115,335	151,675
Property and equipment, net	7,651	10,479	13,286
Operating lease right-of-use assets	72,591	72,616	75,703
Intangible assets, net	—	70,106	70,256
Goodwill	31,973	31,973	31,973
Assets held for sale	—	260	2,890
Equity method investment	26,500	—	—
Other assets	2,384	2,576	3,498
Total assets	$245,292	$303,345	$349,281

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,451	$49,396	$68,175
Accrued salaries and employee benefits	3,726	4,301	5,444
Other accrued expenses	10,824	15,020	15,009
Short-term lease liabilities	18,477	20,892	21,988
Current portion of long-term debt	—	3,500	3,500
Total current liabilities	63,478	93,109	114,116
Long-term debt	57,926	108,078	119,517
Long-term lease liabilities	69,447	72,098	77,215
Deferred income tax liability and other liabilities	3,029	9,803	7,717
Stockholders' equity	51,412	20,257	30,716
Total liabilities and stockholders' equity	$245,292	$303,345	$349,281

Vince Holding Corp. and Subsidiaries				Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the Three Months ended October 28, 2023
	As Reported (GAAP)	Transaction Related Expenses Associated with the Authentic Transaction	Income Tax Effect (3)	As Adjusted (Non-GAAP)

Income (loss) from operations	$2,829	$(248)	$—	$3,077
Interest expense, net	1,993	—	—	1,993
Income (loss) before income taxes and equity in net income of equity method investment	836	(248)	—	1,084
Provision (benefit) for income taxes	509	—	604	(95)
Income (loss) before equity in net income of equity method investment	327	(248)	(604)	1,179
Equity in net income of equity method investment	656	—	—	656
Net income (loss)	$983	$(248)	$(604)	$1,835
Earnings (loss) per share - diluted (1)	$0.08	$(0.02)	$(0.05)	$0.15

	For the Nine Months ended October 28, 2023
	As Reported (GAAP)	Gain on Sale of Vince Intangible Assets	Transaction Related Expenses Associated with the Authentic Transaction	Gain on Sale of Parker Intangible Assets	Transaction Related Expenses Associated with the sale of Parker Intangible Assets	Income Tax Effect (3)	As Adjusted (Non-GAAP)

Income (loss) from operations	$33,303	$32,043	$(5,030)	$765	$(150)	$—	$5,675
Interest expense, net	9,420	—	—	—	—	—	9,420
Income (loss) before income taxes and equity in net income of equity method investment	23,883	32,043	(5,030)	765	(150)	—	(3,745)
(Benefit) provision for income taxes	(5,368)	—	—	—	—	(5,523)	155
Income (loss) before equity in net income of equity method investment	29,251	32,043	(5,030)	765	(150)	5,523	(3,900)
Equity in net income of equity method investment	863	—	—	—	—	—	863
Net income (loss)	$30,114	$32,043	$(5,030)	$765	$(150)	$5,523	$(3,037)
Earnings (loss) per share - diluted (2)	$2.41	$2.57	$(0.40)	$0.06	$(0.01)	$0.44	$(0.24)

(1) As reported and as adjusted are based on diluted weighted-average shares outstanding of 12,497,328 as of the three months ended October 28, 2023.

(2) As reported is based on diluted weighted-average shares outstanding of 12,472,878 and as adjusted is based on basic weighted average shares outstanding of 12,420,991 for the nine months ended October 28, 2023. Accordingly, the sum of the as reported earnings (loss) per share and the reconciling items may not equal the as adjusted earnings (loss) per share.

(3) Income tax effect is due primarily to the discrete tax impact associated with the Authentic Transaction related items and for the nine months ended October 28, 2023 is inclusive of a $6.0 million discrete tax benefit. This discrete tax benefit is due to the change in classification of the Company's Vince tradename indefinite-lived intangibles to Assets Held for Sale made during the first quarter as a result of the Authentic Transaction.